Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Elaine Flud Rodriguez  and Jana A. Bell, his attorneys-in-fact, with full power of substitution for him in any and all capacities, to sign any Initial Statement of Beneficial Ownership of Securities on Form 3, Statement of Changes in Beneficial Ownership on Form 4 and any Annual Statement of Changes in Beneficial Ownership on Form 5 to be filed to report changes in equity securities of EFJ, Inc., and to file the same, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his/her substitution, may do so cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 29th day of April, 2008.

Signed:	/S/ Winston J. Wade

Print Name:	Winston J. Wade